Exhibit 99.1

Omidria® Receives Positive Opinion from European Medicines Agency’s Committee for Medicinal Products for Human Use

— Unanimous Recommendation to Grant European Marketing Authorization for Omidria Based on Benefit/Risk Profile —

SEATTLE, WA – May 22, 2015 — Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for both large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced that the European Medicines Agency’s (EMA’s) Committee for Medicinal Products for Human Use (CHMP) has adopted a positive opinion for Omidria® (phenylephrine and ketorolac injection) 1%/0.3%. Omidria is used during cataract surgery and other intraocular lens (IOL) replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and reduce postoperative eye pain. Cataract surgery and IOL replacement are among the most common surgical procedures worldwide, with approximately 3.9 million of them expected to be performed in Western Europe alone in 2015.

The positive opinion adopted for Omidria by CHMP was supported unanimously by committee members and represents an intermediate step toward patient access to Omidria in Europe. No post-marketing follow-up studies or measures were recommended by CHMP for Omidria. Next, the CHMP opinion will be reviewed by the European Commission (EC), and the decision by the EC on approval of Omidria will be applicable to all European Union member states plus Iceland, Lichtenstein, and Norway. The EC decision is due approximately two months following CHMP’s opinion. Decisions about price and reimbursement for Omidria occur on a country-by-country basis.

Omidria was approved by the U.S. Food and Drug Administration in 2014 and last month was made broadly available nationwide for commercial use. The company has received strongly positive feedback from ophthalmic surgeons, the product being used in cataract and IOL replacement surgery both with and without femtosecond laser and in routine as well as complicated cases, including those with intraoperative floppy iris syndrome (IFIS) and pseudoexfoliation, a common cause of glaucoma. Reimbursement for Omidria has been confirmed across each of the U.S. Medicare Administrative Contractor regions.

“We are pleased that CHMP unanimously endorsed the benefits of Omidria for both ophthalmic surgeons and their patients in Europe,” stated Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Omeros controls the worldwide rights to Omidria, and our independent product launch in the U.S. is progressing nicely. For Omidria in Europe, we plan to partner for marketing and distribution, and we look forward to the European Commission’s decision in July.”

About Omidria®

Omeros’ PharmacoSurgery® product Omidria® contains the mydriatic (pupil-dilating) agent phenylephrine and the anti-inflammatory agent ketorolac and was developed for use during cataract or other IOL replacement surgery. The FDA has approved Omidria for use during cataract surgery or IOL replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain.

Important Risk Information for Omidria®

Systemic exposure of phenylephrine may cause elevations in blood pressure. In clinical trials, the most common reported ocular adverse reactions at two to 24 percent are eye irritation, posterior capsule opacification, increased intraocular pressure, and anterior chamber inflammation; incidence of adverse events was similar between placebo-treated and Omidria-treated patients. Omidria® must be added to irrigation solution prior to intraocular use. Omidria is not approved for use in children.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Derived from its proprietary PharmacoSurgery® platform, the company’s first drug product, Omidria® (phenylephrine and ketorolac injection) 1%/0.3%, has been approved by the FDA for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain. Omidria is currently under review for marketing approval by the European Medicines Agency. Omeros has six clinical-stage development programs focused on: complement-related thrombotic microangiopathies; Huntington’s disease, schizophrenia, and cognitive impairment; addictive and compulsive disorders; and preventing problems associated with surgical procedures. In addition, Omeros has a proprietary GPCR platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with Omeros’ ability to obtain regulatory approval for its Marketing Authorization Application in the EU for the commercialization of Omidria®, Omeros’ unproven preclinical and clinical development activities, regulatory oversight, product commercialization, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Omeros Corporation

Investor Relations

206.676.5000

ir@omeros.com